AMENDMENT
TO EXPENSE LIMITATION AGREEMENT
BETWEEN OLD MUTUAL FUNDS I AND OLD MUTUAL CAPITAL, INC.
EFFECTIVE JANUARY 1, 2009

AS AMENDED JULY 22, 2010

This Amendment to the Expense Limitation Agreement effective January 1, 2009 (the “Agreement”), by and between Old Mutual Funds I and Old Mutual Capital, Inc., is effective as of July 22, 2010.

WHEREAS, the parties to the Agreement wish to amend the Agreement.

NOW, THEREFORE, BE IT RESOLVED, that the Agreement is hereby amended as follows:

The expense limitations set forth on Schedule A of the Agreement with respect to the Old Mutual Analytic Fund are hereby amended as follows, effective as of the date hereof:

Fund	Share Class	Expense Limit
Old Mutual Analytic Fund	A	1.55%
	C	2.30%
	Z	1.30%
	Institutional	1.25%

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first written above.

Old Mutual Funds I		Old Mutual Capital, Inc.

By:	/s/ Julian F. Sluyters	By:	/s/ Mark E. Black
Name:	Julian F. Sluyters	Name:	Mark E. Black
Title:	President	Title:	Senior Vice President and Chief Financial Officer
Date:	July 22, 2010	Date:	July 22, 2010